CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this “Agreement”) is dated as of December 3, 2013, by and among ÉCLAT PHARMACEUTICALS, LLC (the “Payor”), and BROADFIN HEALTHCARE MASTER FUND, LTD. (the “Buyer”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.           Definitions.     Certain capitalized terms used in this Agreement are defined in Exhibit A.

2.           Royalty.

(a)          Royalty Amount. The Payor shall pay to Buyer 0.834% of Net Sales of Products plus 0.583% of Net Sales of Products for each Additional Loan, if any, made to the Payor (as such term is defined in the Facility Agreement) up to a maximum of 2.00% of Net Sales of Products (the “Royalty”).

(b)          Payment of the Royalty. The Royalty shall accrue daily and shall be paid quarterly in arrears for each calendar quarter from and after the date hereof until the expiration of the quarter ending December 31, 2024 (the “Royalty Term”). No later than two Business Days following the date Flamel Technologies S.A. (“Flamel”) files its Earnings Report for each calendar quarter or if Flamel is not obligated to file reports under the Securities Exchange Act of l934, following its preparation of its internal financial statements (but in no event later than sixty days following the last day of each of the first three quarters and one hundred twenty days following the last day of the fourth quarter of each calendar year), the Payor shall pay or cause to be paid to Buyer the Royalty for such quarter (each, a “Royalty Payment”), together with a statement showing all Net Sales of Products and the computation of the Royalty for such quarter (each a “Royalty Calculation”). All Royalty Payments shall be made by wire transfer of immediately available funds to the account(s) designated in writing by the Buyer no later than five Business Days prior to the date such Royalty Payment shall be due.

(c)          Delinquent Royalty Payments. Any Royalty Payment not paid when due shall bear interest at the Default Rate, compounded daily, or the highest rate then permitted by applicable law, whichever is less.

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(d)          Audit Right. Upon not less than ten Business Days’ notice (the “Audit Notice”), the Buyer may audit the books and records of the Payor once every calendar year to determine the computation of any Royalty Payment for up to three years prior to the date of the Audit Notice, provided that no audit for a given year shall be repeated pursuant to this provision, but shall be final in all respects for the period reviewed upon completion of the audit. Such audit shall be conducted during normal business hours at the Buyer’s cost, provided that any Representative involved enters into a reasonable confidentiality agreement with the Payor (to be approved by the Payor in its sole reasonable discretion) prior to commencing any such audit. The Payor shall provide the Buyer and its Representatives with reasonable access to all such books and records and shall reasonably cooperate with the Buyer’s and its Representatives’ efforts to conduct such audits. The Buyer may object to any Royalty Calculation by delivering a notice of objection (a “Royalty Objection Notice”), which shall specify the disputed items in the Royalty Calculation and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Buyer delivers Payor such Notice, Payor and Buyer shall negotiate in good faith for up to ten Business Days to resolve the disputed items and agree upon the resulting amount of the disputed Royalty Payment. If Payor and Buyer are unable to reach such agreement, all unresolved disputed items shall be promptly referred to the Reviewing Accountant. The Reviewing Accountant shall render a written report on only such items as promptly as practicable, but in no event greater than 30 days after such referral. If disputed items are submitted to the Reviewing Accountant, Payor and Buyer shall furnish to the Reviewing Accountant such work papers, schedules and other documents and information relating to the items as the Reviewing Accountant may reasonably request. The Reviewing Accountant shall resolve the disputed items based solely on the provisions of this Agreement and the presentations by Payor and Buyer, and not by independent review. The Reviewing Accountant will not have the power to amend this Agreement. The resolution of the dispute and the calculation of the Royalty Payment by the Reviewing Accountant shall be final and binding on the Payor and the Buyer. If there has been an underpayment of the Royalty Payment due for the period being audited of more than five percent (5%) of the amount due for the period, the Payor shall reimburse the Buyer for the reasonable out-of-pocket costs (including the Reviewing Accountants’ fees) incurred by the Buyer pursuant to this Section 2(d).

(e)          Sale of Products; Assignment or Sublicenses. The Payor shall pay the Royalty Payments on all Product sales by Flamel and its Affiliates and all direct or indirect licensees and assignees or successive licensee and assignees of any rights to sell, market or otherwise distribute Products, and the provisions of this Section 2 shall apply to all such sales as if made directly by the Payor.

3.           [Reserved.]

4.           Covenants of the Payor

(a)          Regulatory Approvals. The Payor shall use all commercially reasonable efforts to obtain approval of each NDA necessary to sell each Product in the United States of America. Without limiting the foregoing, the Payor shall (A) initiate development and manufacturing of all Products through a third-party (if this has not already occurred as of date of this Agreement) and (B) pursue a pre-IND/pre-NDA meeting with the FDA for each Product (if this has not already occurred as of the date of this Agreement). The Payor shall also use commercially reasonable efforts to (x) cause registration batches of each Product to be manufactured and (y) cause stability testing to be completed for each Product, in each case unless the FDA states in such meeting that such Product would not be approved without clinical trials or other unexpected conditions to approval that would make continued efforts to obtain the NDA necessary to commercialize the Product not commercially viable.

2

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(b)          Marketing of Products. Upon approval to market any Product, the Payor shall take all commercially reasonable and appropriate actions to manufacture or have manufactured, package, label, distribute, offer for sale and sell such Product.

(c)          Credit Facility Restrictions. The Payor represents and warrants that there are no restrictions or limitations on its ability to make the payments that are or may be required to be paid to the Buyer under this Agreement in any Contract. The Payor shall not enter into, or amend, any Contract of it or its Affiliates after the date hereof the effect of which is to place any restrictions or limitations on the Payor’s ability to make the payments that are required to be paid to the Buyer under this Agreement.

(d)          No Transfer Without Consent. The Payor shall not transfer (whether by sale, assignment, merger, change of control, conveyance of rights, deed of trust, lien, license, sublicense, seizure or other transfer of any sort, voluntary or involuntary, including by operation of law) any of its right, title or interest in or to the Product Intellectual Property or Product Regulatory Rights unless the assignee/transferee agrees in writing to assume (in addition to the Payor) all of the Payor’s obligations under this Agreement; provided, however, that such requirement shall not apply to (i) the direct or indirect license of Product Intellectual Property or Product Regulatory Rights to make, have made, use, promote, import, offer to sell or sell Products solely on behalf of, or for the benefit of, the Payor or (ii) the direct or indirect license of Product Intellectual Property or Product Regulatory Rights for any other reason.

(e)          Acceleration. Notwithstanding anything to the contrary contained in this Agreement, upon and at any time after the occurrence of any Acceleration Trigger Event, (x) an amount equal to the Accelerated Value shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Payor, and (y) the Buyer may exercise any and all other rights and remedies available to it under this Agreement and applicable law. At least once per year, the Payor will update in good faith its sales projections for the Products for such period as the Buyer shall reasonably request.

5.           Representations and Warranties of the Payor. The Payor represents and warrants to the Buyer as follows as of the date of this Agreement:

(a)          Organization; Good Standing. The Payor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Payor has the requisite power and authority to own, lease or use its properties and assets and to conduct its business as presently conducted.

3

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(b)          Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Payor nor the performance of its obligations hereunder nor the consummation by the Payor of the transactions contemplated hereby will: (i) conflict with or result in a breach, violation, or default of or under the organizational document of the Payor, (ii) require the consent of, or notice to, any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Payor is a party or by which the Payor is bound or to which any of its properties and assets are subject or any Governmental Authorization affecting the properties, assets or business of the Payor, (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) on the assets of the Payor, or (iv) conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Payor.

(c)          Absence of Changes. Since March 13, 2012:

(i)	There has been no transfer, assignment, sale, distribution, or Encumbrance of any Product or of any Product Intellectual Property or Product Regulatory Rights, and there has been no agreement to do so, except (w) as has been disclosed in the annual, quarterly and periodic reports of Flamel with the U.S. Securities and Exchange Commission (the “SEC Reports”), (x) transfers, assignments, sales and distributions in the ordinary course of business, and (y) licenses and security interests granted in favor of Deerfield, Breaking Stick (each as defined in the Facility Agreement), Horizon Sante FLML, SARL and the Buyer;

(ii)	The Payor has not adopted any plan of consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy law or consented to the filing of any bankruptcy petition against it under any similar law;

(iii)	The Payor has not formed any Affiliates, or made any capital investment in or acquired any equity interest in any other Entity, except as has been disclosed in the SEC Reports;

(iv)	As of the date hereof, the FDA has not expressed any disapproval, formally or informally, orally or in writing, of the development program proposed by the Payor for any of the Products.

(v)	As of the date hereof, the FDA has not formally or informally, orally or in writing, advised the Payor that it does not intend to approve any Product in the manner proposed by the Payor or based upon the information provided or to be provided by the Payor.

4

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(d)          Compliance with Laws. The Payor is in compliance with all Legal Requirements applicable to it or its business, properties or assets. The Payor has not received any written notice from any Governmental Body or any other Person regarding (i) any actual, alleged or potential material violation of or material liability under any Legal Requirement, or (ii) any actual, alleged, or potential material obligation of the Payor to undertake or pay for any response action required by any Legal Requirement.

(e)          Regulatory Compliance.

(i)	The Payor has not received any notices or correspondence from the FDA or any other Governmental Body exercising comparable authority requiring the recall, termination or suspension of sale of any Product or otherwise alleging that the Payor is not in compliance in all material respects with all applicable Legal Requirements.

(ii)	Neither the Payor, nor any officer or employee of the Payor, nor, to the Payor’s knowledge, any agents or contractor of the Payor is the subject of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or by any other comparable Governmental Body to invoke any similar policy. None of the Payor nor any officer or employee of the Payor, nor, to the Payor’s knowledge, any agent or contractor of the Payor has (A) made any untrue statement of material fact or fraudulent statement to the FDA, DEA, or any other Governmental Body; (B) failed to disclose a material fact required to be disclosed to the FDA, DEA, or any other Governmental Body, or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Body to invoke the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy.

(iii)	Neither the Payor nor any officer or employee of the Payor has been debarred or been convicted of any crime or engaged in any conduct that did or could result in debarment under 21 U.S.C. § 335a, exclusion from federal healthcare programs under 42 U.S.C. § 1320a-7, disqualification as a clinical investigator under 21 C.F.R. § 312.70 or any similar Legal Requirements, and none of the Payor or any officer or employee of the Payor has engaged in any conduct that would reasonably be expected to result in debarment, exclusion, or disqualification from U.S. federal health care programs.

5

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(iv)	Neither the Payor, nor any officer of the Payor has received any written notice or communication from the FDA, DEA, or other Governmental Body requiring termination or suspension of sale of any of Product or alleging noncompliance with any applicable FDA Law, DEA Law, or other applicable Legal Requirements with regard to any Product. Neither the Payor nor any officer of the Payor has been or is subject to any enforcement proceedings by the FDA, DEA, or other Governmental Body and, to the Payor’s knowledge, no such proceedings have been threatened.

6.           [Reserved]

7.           Miscellaneous Provisions.

(a)          Further Assurances. Each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to give effect to the transactions contemplated by this Agreement.

(b)          Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive and remain in full force and effect through the expiration of the Royalty Term.

(c)          Amendment. This Agreement may not be amended except by an instrument in writing signed by the Payor and the Buyer.

(d)          Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(e)          Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that any existing confidentiality agreements shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or portable document format (PDF) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

(f)          Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New york, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the federal and state Courts of the state of new york in any action or proceeding arising out of or relating to this Agreement or any of the Transactions Contemplated HEREUNDER, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the Transactions Contemplated HEREUNDER in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices herein. Nothing in this Section 7(f), however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

(g)          Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect; provided that the Buyer may assign its rights to payments under this Agreement to any other Person without the prior written consent of the Payor or any other Person. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

(h)          Notices. Any notice or other communication required or permitted to be delivered to a Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to such address or facsimile telephone number as each Party shall have specified in a written notice given to the other Party.

(i)          Severability. Any provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining provisions of this Agreement or the validity or enforceability of the offending provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such provision, to delete specific words or phrases or to replace such provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be valid and enforceable as so modified. If such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

(j)          Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(k)          Judgment Currency. If, for the purpose of obtaining or enforcing judgment against any Party in any court in any jurisdiction with respect to this Agreement it becomes necessary to convert into any other currency (such other currency being hereinafter referred to as the “Judgment Currency”) to an amount due in United States dollars, the conversion shall be made at the last exchange rate published in the Wall Street Journal on the Business Day immediately preceding (the “Exchange Rate”):

8

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

the date actual payment of the amount is due, in the case of any proceeding in the courts of Delaware or in the courts of any other jurisdiction that will give effect to payment being due on such date; or

the date on which the French or any other non U.S. court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such payment is made being hereinafter referred to as the "Judgment Payment Date").

If in the case of any proceeding in the court of any jurisdiction referred to above, there is a change in the Exchange Rate on the date of calculation prevailing between the Judgment Payment Date and the date of actual payment of the amount due, the applicable Party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Payment Date.

Any amount due from the Payor under this Section 7(k) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amount due under or in respect of this Agreement.

(l)          Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; and any gender shall include all genders.

The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank; signature pages follow.]

9

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

ÉCLAT PHARMACEUTICALS, LLC

By:	/s/ Michael S. Anderson
Name:	Michael S. Anderson
Title:	President and Chief Executive Officer

BROADFIN HEALTHCARE MASTER FUND, LTD.

By:	/s/ Kevin Kotler
Name:	Kevin Kotler
Title:	Director

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

EXHIBIT A

CAPITALIZED TERMS

“Accelerated Value” shall mean as of any date of determination, the amount of future Royalty Payments would be paid to Buyer using the Payor’s good faith projections of future sales of the Products at the time of the Acceleration Trigger Event, discounted to present value as of the date of the Acceleration Trigger Event using quarterly compounding and a discount rate of 4%.

“Acceleration Trigger Event” shall mean the occurrence of any one or more of the following events:

(a)          The Payor shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under any applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iii) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (iv) make a general assignment for the benefit of creditors or (v) take any action to authorize or approve any of the foregoing; or

(b)          Any involuntary petition or case shall be filed or commenced against the Payor seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding.

“Affiliate”. An Entity shall be deemed to be a “Affiliate” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“ANDA” means Abbreviated New Drug Application.

B-1

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

“Business Day” shall mean any day other than a day on which banks in New York, NY or Paris, France are authorized or obligated to be closed.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Copyright” means all copyrights and moral rights, including the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty, and all registrations, applications, renewals, extensions and reversions thereof.

“DEA” means the United States Drug Enforcement Administration or any successor agency thereto.

“Default Rate” shall mean 15% per annum or such lesser rate as shall be allowable by law.

“Earnings Report” means during any period when Flamel is obligated to file reports under the provisions of the Securities Exchange Act of 1934, the Form 6-K filed by Flamel containing its financial information for such quarter.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, easement, condition, preemptive right, community property interest, right of first refusal or right of first offer, or similar restriction of any kind, including any restriction on the voting of any security or equity interest, any restriction on the transfer of any security, equity interest or other asset, and any restriction on the receipt of any income or exercise of any other attribute of ownership, under any Legal Requirement.

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

“Facility Agreement” shall mean that certain Facility Agreement dated as of December 3, 2013 by and among Flamel US Holdings, Inc., Éclat Pharmaceuticals, LLC, Talec Pharma, LLC, Flamel Technologies, Inc. and the Buyer.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or other Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Global Market).

“Know-How” means ideas, designs, concepts, compilations of information methods, techniques, methodologies, procedures and processes, compositions, specifications, techniques, technical data and information, designs, drawings, customer lists, supplier lists, pricing and financial information, plans and proposals, algorithms and formulas, whether or not patentable.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, judgment, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Mark” means any word, name, symbol, logos or device used by a Person to identify its goods or services, whether or not registered, all goodwill associated therewith, and any right that may exist to obtain a registration with respect thereto from any Governmental Body and any rights arising under any such application, together with all registrations, renewals, extensions and reversions thereof. As used in this Agreement, the term “Mark” includes all of the foregoing, including trademarks and service marks.

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

“Net Sales” shall mean, without duplication, the gross amount invoiced for Products sold globally in bona fide, arm’s length transactions, less customary deductions determined without duplication in accordance with the selling Person’s customary accounting methods as generally and consistently applied for: (i) cash or terms discounts, (ii) sales, use and value added taxes (if and only to the extent included in the gross invoice amount), (iii) reasonable and customary accruals for third party rebates and chargebacks, (iv) returns and (v) recalls.

“Party” or “Parties” shall mean the Buyer and the Payor.

“Patent” means any patent granted by the United States Patent and Trademark Office or by the comparable agency of any other country, and any renewal, thereof, and any rights arising under any patent application filed with the United States Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application, including all continuations, divisional, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof.

“Permitted Encumbrances” means (a) statutory liens for Taxes that are not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings; (b) statutory, common law or civil law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented pursuant to and which are not, individually or in the aggregate, material to the business of the Payor; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under Legal Requirements, which are not, individually or in the aggregate, material to the business of the Payor; (d) statutory, common or civil law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens with respect to amounts not yet due and payable, which are not, individually or in the aggregate, material to the business of the Payor.

“Person” shall mean any individual, Entity or Governmental Body.

“Product Intellectual Property” shall mean all Proprietary Rights held or licensed by the Payor and Flamel and their Affiliates that is, or may hereafter be, necessary to develop, make, have made, promote, market or sell the Products in the United States.

“Product Regulatory Rights” shall mean each and every investigational new drug application or new drug application and/or state license or registration that is held or obtained (if any) that is necessary to develop, conduct clinical trials relating to, manufacture, have manufactured, distribute, promote, market or sell the Products in the United States.

CONFIDENTIAL TREATMENT REQUESTED

[***] – THE CONFIDENTIAL PORTION OF THIS AGREEMENT WHICH HAS BEEN REDACTED IS MARKEED WITH BRACKETS (“[***]”). THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION.

“Products” shall mean (i) the drugs Neostigmine Methylsulfate Injection, [***].

“Proprietary Rights” means, with respect to a Person, all Copyrights, Marks, Trade Names, Trade Secrets, Patents, intellectual property rights in inventions and discoveries, intellectual property rights in internet web sites and internet domain names and subdomain names and intellectual property rights in Know-How, owned or used by such Person.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Reviewing Accountant” means Grant Thornton or such other accounting firm designated by the Buyer.

“Tax” shall mean any federal, state, local, foreign or other taxes, levies, charges and fees or other similar assessments or liabilities in the nature of a tax, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, assessment, addition to tax or interest, whether disputed or not.

“Trade Names” means any words, name or symbol used by a Person to identify its business.

“Trade Secrets” means business or technical information of any Person including, but not limited to, customer lists, marketing data and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.